Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solutions Mechanical, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 6, 2007, relating to the balance sheet of Solutions Mechanical, Inc as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

March 6, 2007